SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 29, 2010

FMC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2376	94-0479804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street, Philadelphia, PA 19103

(Address of principal executive offices) (Zip Code)

(215) 299-6000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.05 Costs Associated with Exit or Disposal Activities

On November 29, 2010, FMC Corporation (“FMC” or “the Company”) made the decision to cease operations at its Foret phosphates plant in Huelva, Spain, by December 31, 2010. The closure is due to a Spanish judicial ruling that prohibits Foret from adding gypsum to storage stacks near the Huelva site after December 31, 2010. Gypsum is a byproduct of phosphoric acid production at the front end of the plant. Phosphoric acid is used to make sodium and calcium phosphates, including sodium tripolyphosphate (STPP) at the back end of the Huelva plant.

The Company expects that the exit of the business will result in estimated pre-tax charges to income from continuing operations of $100 to $110 million. It is expected that the majority of these charges will be recorded in the fourth quarter of 2010. Estimates of the total cost the Company expects to incur for each major type of cost associated with the exit are: (i) impairment charges for assets to be abandoned of approximately $40 million, and (ii) other costs of approximately $60 to $70 million. Net cash outlays related to the exit of the business are expected to be approximately $60 to $70 million.

A copy of the press release announcing these events is filed as Exhibit 99.1 to this Form 8-K.

ITEM 2.06 Material Impairments

The information required to be disclosed under this item is included in Item 2.05 above and incorporated by reference.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated November 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC CORPORATION

By:	/S/ W. KIM FOSTER
W. Kim Foster Senior Vice President and Chief Financial Officer

Date: November 30, 2010

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated November 30, 2010